Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Third Quarter Per Share Net Income and Core

Operating Income of $5.70 and $5.72, Up 15.2% and 15.6%,

Respectively, with P&C Underwriting and Net Investment Income

Both Up Double-Digit; Global P&C and Life Insurance Net

Premiums Written were Up 8.5% and 10.6%, in Constant Dollars

•

Net income was $2.32 billion, up 13.8%, and core operating income was $2.33 billion, up 14.3%. For the nine months, net income and core operating income were a record $6.70 billion and $6.75 billion, up 16.9% and 13.8%, respectively. On a per share basis, year-to-date net income and core operating income of $16.38 and $16.50 were records and up 18.8% and 15.6%.

•	Consolidated net premiums written were up 5.5%, or 6.6% in constant dollars.

•	P&C net premiums written were up 5.4%, or 6.1% in constant dollars.

○

Global P&C net premiums written, which excludes Agriculture, were up 7.6%, or 8.5% in constant dollars, with commercial insurance up 8.1% and consumer insurance up 9.4%. North America was up 7.8%, including growth of 10.0% in personal insurance and 7.2% in commercial insurance, with P&C lines up 9.9% and financial lines down 5.1%. Overseas General was up 4.9%, or 7.5% in constant dollars, with growth of 8.5% in consumer insurance and 6.7% in commercial insurance; Asia-Pacific, Latin America, and Europe were up 9.2%, 7.7%, and 7.1%.

○	Agriculture net premiums written were down 9.3% due to lower commodity prices while our market share grew.

•

P&C underwriting income was $1.46 billion, up 11.7%, with a combined ratio of 87.7%. P&C current accident year underwriting income excluding catastrophe losses was a record $1.98 billion, up 11.5%, with a combined ratio of 83.4%. For the nine months, P&C underwriting income was $4.28 billion, up 8.4%, and $5.41 billion, up 11.0%, on a current accident year excluding catastrophe losses basis, leading to a combined ratio of 83.4%.

•	Pre-tax catastrophe losses were $765 million, including $250 million from Hurricane Helene, compared with $670 million last year.

•	Pre-tax net investment income was $1.51 billion, up 14.7%, and adjusted net investment income was $1.64 billion, up 15.9%. Both were records.

•

Life Insurance net premiums written were $1.55 billion, up 6.8%, or 10.6% in constant dollars, and segment income was $284 million, up 2.3% in constant dollars, with International Life up 9.1%. Life Insurance net premiums written and deposits collected were $2.14 billion, up 16.1%, or 19.9% in constant dollars.

•	Annualized return on equity (ROE) was 14.7%. Annualized core operating return on tangible equity (ROTE) was 21.7% and annualized core operating ROE was 13.9%.

ZURICH – October 29, 2024 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended September 30, 2024 of $2.32 billion, or $5.70 per share, and core operating income of $2.33 billion, or $5.72 per share. Book value per share and tangible book value per share increased 8.0% and 12.8%, from June 30,

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Chubb Limited News Release

2024 and now stand at $163.16 and $102.67. Book value was favorably impacted by after-tax net realized and unrealized gains of $3.53 billion in the company’s investment portfolio and $344 million of foreign currency gains. Book value per share and tangible book value per share excluding AOCI increased 2.7% and 4.3%, from June 30, 2024.

Chubb Limited

Third Quarter Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)
	2024	2023	Change	2024	2023	Change
Net income	$2,324	$2,043	13.8%	$5.70	$4.95	15.2%
Adjusted net realized (gains) losses and other, net of tax	(220)	(34)	NM	(0.54)	(0.08)	NM
Market risk benefits (gains) losses, net of tax	230	32	NM	0.56	0.08	NM
Core operating income, net of tax	$2,334	$2,041	14.3%	$5.72	$4.95	15.6%

Annualized return on equity (ROE)	14.7%	15.5%
Core operating return on tangible equity (ROTE)	21.7%	21.2%
Core operating ROE	13.9%	13.5%

For the nine months ended September 30, 2024, net income was $6.70 billion, or $16.38 per share, and core operating income was $6.75 billion, or $16.50 per share. Book value per share and tangible book value per share increased 11.1% and 16.7%, from December 31, 2023. Book value was favorably impacted by after-tax net realized and unrealized gains of $2.47 billion in the company’s investment portfolio. Book value per share and tangible book value per share excluding AOCI increased 7.7% and 10.6%, from December 31, 2023.

Chubb Limited

Nine Months Ended Summary

(in millions of U.S. dollars, except per share amounts and ratios)

(Unaudited)

				(Per Share)
	2024	2023	Change	2024	2023	Change
Net income	$6,697	$5,728	16.9%	$16.38	$13.79	18.8%
Adjusted net realized (gains) losses and other, net of tax	(189)	45	NM	(0.46)	0.11	NM
Market risk benefits (gains) losses, net of tax	238	154	54.5%	0.58	0.37	56.8%
Core operating income, net of tax	$6,746	$5,927	13.8%	$16.50	$14.27	15.6%

Annualized return on equity (ROE)	14.3%	14.8%
Core operating return on tangible equity (ROTE)	21.5%	21.1%
Core operating ROE	13.6%	13.3%

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Chubb Limited News Release

For the nine months ended September 30, 2024 and 2023, the tax expenses (benefits) related to the table above were $(75) million and $(164) million, for adjusted net realized gains and losses and other; and $1.41 billion and $1.36 billion, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “We had an outstanding quarter which contributed to record year-to-date results. Core operating income and EPS were up 14.3% and 15.6%, respectively, in the quarter, supported by double-digit growth in both P&C underwriting and investment income. Core operating income and EPS for the year are up 13.8% and 15.6%. For the year, we have produced record underwriting and investment income. Book and tangible book value per share are up 11.1% and 16.7% year-to-date, and our core operating ROE is 13.6%.

“Our P&C underwriting results in the quarter were excellent, with strong contributions from all divisions, though it was an active quarter for industrywide catastrophe losses. We published a combined ratio of 87.7% with P&C underwriting income up over 11.5%. On an ex-CAT current accident year basis, underwriting income of $2 billion led to a world-class combined ratio of 83.4%. On the other side of the balance sheet, we manage an invested asset of $151 billion and generated adjusted investment income in excess of $1.6 billion, up nearly 16%.

“For the quarter, we had strong premium revenue results in our North America P&C, International P&C, and Life Insurance divisions. Global P&C net premiums written, which excludes agriculture, grew 7.6%, or 8.5% in constant dollars, with commercial premiums up over 8% and consumer up 9.4%, while life insurance premiums were up 10.6%. Premiums in North America were up 7.8% and consisted of 10% growth in high-net-worth personal insurance and 7.2% growth in commercial, with P&C lines up 9.9% and financial lines down about 5%. In our international P&C business, premiums were up 7.5% in constant dollars, with commercial up 6.7% and consumer up 8.5%. Asia-Pacific, Latin America, and Europe were up 9.2%, 7.7% and 7.1%, respectively.

“Commercial P&C underwriting conditions globally, including North America, financial lines aside, are favorable in both property and casualty. In fact, our property and casualty pricing in aggregate in North America, led by rate, improved over prior quarter and pricing is ahead of loss-cost inflation. In our consumer P&C operations, underwriting and growth conditions are attractive, and we grew both our North America high-net-worth and international personal lines businesses at a double-digit pace in constant dollars.

“In summary, we had another excellent quarter and are having a record earnings year. Notwithstanding the fact that we are in the risk business, with so many opportunities and avenues for growth globally, we remain confident in our ability to continue growing our operating earnings and EPS at a superior rate through P&C revenue growth and underwriting margins, investment income, and life income.”

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Chubb Limited News Release

Operating highlights for the quarter ended September 30, 2024 were as follows:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2024	2023	Change

Consolidated
Net premiums written (increase of 6.6% in constant dollars)	$13,829	$13,104	5.5%

P&C
Net premiums written (increase of 6.1% in constant dollars)	$12,277	$11,652	5.4%
Underwriting income	$1,457	$1,305	11.7%
Combined ratio	87.7%	88.4%
Current accident year underwriting income excluding catastrophe losses	$1,978	$1,775	11.5%
Current accident year combined ratio excluding catastrophe losses	83.4%	84.3%

Global P&C (excludes Agriculture)
Net premiums written (increase of 8.5% in constant dollars)	$10,898	$10,131	7.6%
Underwriting income	$1,321	$1,200	10.2%
Combined ratio	87.3%	87.6%
Current accident year underwriting income excluding catastrophe losses	$1,819	$1,661	9.6%
Current accident year combined ratio excluding catastrophe losses	82.6%	83.0%

Life Insurance
Net premiums written (increase of 10.6% in constant dollars)	$1,552	$1,452	6.8%
Segment income (increase of 2.3% in constant dollars)	$284	$288	(1.6)%

•	Consolidated net premiums earned increased 5.5%, or 6.7% in constant dollars. P&C net premiums earned increased 5.4%, or 6.3% in constant dollars.

•	Operating cash flow was $4.32 billion and adjusted operating cash flow was $4.55 billion.

•

Total pre-tax and after-tax P&C catastrophe losses, net of reinsurance and including reinstatement premiums, were $765 million (6.4 percentage points of the combined ratio), including $250 million from Hurricane Helene, and $629 million, compared with $670 million (6.0 percentage points of the combined ratio) and $544 million, last year.

•	Total pre-tax and after-tax favorable prior period development were $244 million and $181 million, compared with $200 million and $116 million, last year.

•	Total capital returned to shareholders was $782 million, comprising share repurchases of $413 million at an average purchase price of $286.18 per share and dividends of $369 million.

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Chubb Limited News Release

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended September 30, 2024 are presented below:

Chubb Limited	Q3	Q3
(in millions of U.S. dollars except for percentages)	2024	2023	Change

Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$8,558	$8,180	4.6%
Combined ratio	86.2%	87.1%
Current accident year combined ratio excluding catastrophe losses	81.8%	83.0%

North America Commercial P&C Insurance
Net premiums written	$5,500	$5,132	7.2%
Major accounts retail and excess and surplus (E&S) wholesale	$3,296	$3,075	7.2%
Middle market and small commercial	$2,204	$2,057	7.1%
Combined ratio	86.5%	84.2%
Current accident year combined ratio excluding catastrophe losses	80.8%	81.1%

North America Personal P&C Insurance
Net premiums written	$1,679	$1,527	10.0%
Combined ratio	81.3%	90.3%
Current accident year combined ratio excluding catastrophe losses	78.7%	78.9%

North America Agricultural Insurance
Net premiums written	$1,379	$1,521	(9.3)%
Combined ratio	90.4%	93.2%
Current accident year combined ratio excluding catastrophe losses	88.9%	92.7%

Overseas General Insurance
Net premiums written (increase of 7.5% in constant dollars)	$3,367	$3,211	4.9%
Commercial P&C (increase of 6.7% in constant dollars)	$1,999	$1,901	5.1%
Consumer P&C (increase of 8.5% in constant dollars)	$1,368	$1,310	4.5%
Combined ratio	86.0%	87.0%
Current accident year combined ratio excluding catastrophe losses	84.8%	84.8%

Global Reinsurance
Net premiums written (increase of 34.8% in constant dollars)	$352	$261	34.8%
Combined ratio	94.4%	81.3%
Current accident year combined ratio excluding catastrophe losses	75.8%	78.8%

Life Insurance
Net premiums written (increase of 10.6% in constant dollars)	$1,552	$1,452	6.8%
Segment income (increase of 2.3% in constant dollars)	$284	$288	(1.6)%

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Chubb Limited News Release

•

North America Commercial P&C Insurance: The combined ratio increased 2.3 percentage points, including a 1.4 percentage point increase due to higher catastrophe losses and a 1.2 percentage point increase due to lower favorable prior period development, partially offset by better current accident year excluding catastrophe losses results.

•

North America Personal P&C Insurance: The combined ratio decreased 9.0 percentage points, including a 5.2 percentage point decrease due to lower catastrophe losses, a 3.6 percentage point decrease due to higher favorable prior period development, and better current accident year excluding catastrophe losses results.

•

Overseas General Insurance: Net premiums written in the prior year benefitted from a favorable reinsurance treaty premium adjustment of $56 million. Excluding the adjustment in the prior year, net premiums written growth in constant dollars was 9.4%, with growth of 10.0% in commercial insurance, compared with reported constant dollar growth of 7.5% and 6.7%. The combined ratio decreased 1.0 percentage point, reflecting lower catastrophe losses and higher favorable prior period development.

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated September 30, 2024, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its third quarter earnings conference call on Wednesday, October 30, 2024, at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 877-400-4403 (within the United States) or 332-251-2601 (international), passcode 1641662. Please refer to the Chubb website under Events and Presentations for details. A replay will be available after the call at the same location. To listen to the replay, please click here to register and receive dial-in numbers.

Effective July 1, 2023, the company acquired a majority controlling interest in Huatai Group (Huatai), and applied consolidation accounting beginning in the third quarter of 2023. In this release, business activity for, and the financial position of, Huatai is reported at 100%, as required, except for core operating income, net income, book value, tangible book value, ROE, per share data, and certain other key metrics, which include only the company’s ownership interest and exclude the non-controlling interest.

About Chubb

Chubb is a world leader in insurance. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. The company is defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb employs approximately 40,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

mediarelations@chubb.com

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Chubb Limited News Release

Regulation G – Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from certain acquisitions of $5 million and $9 million in Q3 2024 and Q3 2023, and including investment income of $127 million and $92 million in Q3 2024 and Q3 2023, from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of 3% that are accounted for under the equity method. The amortization of the fair value adjustment on acquired invested assets was $14 million for both the nine months ended September 30, 2024 and 2023, and the investment income from private equity partnerships was $304 million and $276 million for the nine months ended September 30, 2024 and 2023. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses) and other, net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives and realized gains and losses on underlying investments supporting the liabilities of certain participating policies related to the policyholders’ share of gains and losses. The crop derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses. The realized gains and losses on underlying investments supporting the liabilities of certain participating policies have been reclassified from net realized gains (losses) to adjusted policy benefits. We believe this better reflects the economics of the liabilities and the underlying investments supporting those liabilities. Other includes integration expenses and the amortization of fair value adjustment of acquired invested assets and long-term debt related to certain acquisitions. See Core operating income, net of tax for further description of these items.

P&C underwriting income (loss) excludes the Life Insurance segment and is calculated by subtracting adjusted losses and loss expenses, adjusted policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income (loss) and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, integration expenses, amortization of fair value of acquired invested assets and debt, income tax expense, adjusted net realized gains (losses), and market risk benefits gains (losses).

P&C current accident year underwriting income excluding catastrophe losses is P&C underwriting income adjusted to exclude P&C catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

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Chubb Limited News Release

Core operating income, net of tax, relates only to Chubb income, which excludes noncontrolling interests. It excludes from Chubb net income the after-tax impact of Adjusted net realized gains (losses) and other, which include items described in this paragraph, and market risk benefits gains (losses). We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) and market risk benefits gains (losses) because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities. In addition, we exclude the amortization of fair value adjustments on purchased invested assets and long-term debt related to certain acquisitions due to the size and complexity of these acquisitions. We also exclude integration expenses, which are incurred by the overall company and are included in Corporate. These expenses include legal and professional fees and all other costs directly related to the integration activities of acquisitions. The costs are not related to the ongoing activities of the individual segments and are therefore also excluded from our definition of segment income. We believe these integration expenses are not indicative of our underlying profitability, and excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average Chubb shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, current discount rate on future policy benefits (FPB), and instrument-specific credit risk on market risk benefits (MRB), all net of tax and attributable to Chubb. For the ROTE calculation, the denominator is also adjusted to exclude Chubb goodwill and other intangible assets, net of tax. These measures enhance the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of these items as these are heavily influenced by changes in market conditions. We believe ROTE is meaningful because it measures the performance of our operations without the impact of goodwill and other intangible assets.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

P&C current accident year combined ratio excluding catastrophe losses excludes the impact of P&C catastrophe losses and PPD from the P&C combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is Chubb shareholders’ equity less Chubb goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

Book value per share and tangible book value per share excluding accumulated other comprehensive income (loss) (AOCI), excludes AOCI from the numerator because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates and foreign currency movement, to highlight underlying growth in book and tangible book value.

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Chubb Limited News Release

Adjusted operating cash flow is Operating cash flow excluding the operating cash flow related to the net investing activities of Huatai’s asset management companies as it relates to the Consolidated Investment Products as required under consolidation accounting. Because these entities are investment companies, we are required to retain the investment company presentation in our consolidated results, which means, we include the net investing activities of these entities in our operating cash flows. Due to the significant impact that this required investment company classification has on the presentation of the company’s operating cash flow, the company has elected to remove the impact of these net investing activities of these investment companies. The investment company presentation is not consistent with our consolidated cash flow presentation. These net investing activities are more appropriately classified outside of operating cash flows, consistent with our consolidated investing activities, and may impact a reader’s analysis of our underlying operating cash flow related to the core insurance company operations. Accordingly, we believe that it is appropriate to adjust operating cash flow for the impact of these consolidated investment products.

Life Insurance and International life insurance net premiums written and deposits collected includes deposits collected on universal life and investment contracts (life deposits). Life deposits are not reflected as revenues in our consolidated statements of operations in accordance with U.S. GAAP. However, we include life deposits in presenting growth in our life insurance business because life deposits are an important component of production and key to our efforts to grow our business.

See the reconciliation of Non-GAAP Financial Measures on pages 27-33 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, book value, return on equity, and net investment income.

NM – not meaningful comparison

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, pricing, growth opportunities, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

 Chubb Limited

 Summary Consolidated Balance Sheets

 (in millions of U.S. dollars, except per share data)

 (Unaudited)

	September 30 2024	December 31 2023
Assets
Investments	$151,223	$136,735
Cash and restricted cash	2,678	2,621
Insurance and reinsurance balances receivable	15,709	13,379
Reinsurance recoverable on losses and loss expenses	19,606	19,952
Goodwill and other intangible assets ($25,830 represents Chubb portion as of 9/30/2024)	26,584	26,461
Other assets	34,757	31,534

Total assets	$250,557	$230,682

Liabilities
Unpaid losses and loss expenses	$84,326	$80,122
Unearned premiums	24,498	22,051
Other liabilities	71,613	64,818

Total liabilities	180,437	166,991

Shareholders’ equity
Chubb shareholders’ equity, excl. AOCI	71,027	66,316
Accumulated other comprehensive income (loss) (AOCI)	(5,270)	(6,809)

Chubb shareholders’ equity	65,757	59,507
Noncontrolling interests	4,363	4,184

Total shareholders’ equity	70,120	63,691

Total liabilities and shareholders’ equity	$250,557	$230,682

Book value per common share	$163.16	$146.83
Tangible book value per common share	$102.67	$87.98
Book value per common share, excl. AOCI	$176.23	$163.64
Tangible book value per common share, excl. AOCI	$113.72	$102.78

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Chubb Limited News Release

 Chubb Limited

 Summary Consolidated Financial Data

 (in millions of U.S. dollars, except share, per share data, and ratios)

 (Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2024	2023	2024	2023
Gross premiums written	$16,761	$15,996	$47,677	$43,880
Net premiums written	13,829	13,104	39,410	35,765
Net premiums earned	13,373	12,674	37,248	33,815
Losses and loss expenses	7,383	7,106	19,541	17,937
Policy benefits	1,099	938	3,498	2,565
Policy acquisition costs	2,324	2,178	6,757	6,142
Administrative expenses	1,094	1,060	3,258	2,959
Net investment income	1,508	1,314	4,367	3,566
Net realized gains (losses)	198	(103)	201	(484)
Market risk benefits gains (losses)	(230)	(32)	(238)	(154)
Interest expense	192	174	552	499
Other income (expense):
Gains (losses) from separate account assets	(30)	(19)	(9)	(56)
Other	355	173	635	606
Amortization of purchased intangibles	81	84	241	226
Integration expenses	7	14	21	51
Income tax expense	504	413	1,336	1,189

Net income	$2,490	$2,040	$7,000	$5,725
Less: NCI income (loss)	166	(3)	303	(3)

Chubb net income	$2,324	$2,043	$6,697	$5,728

Diluted earnings per share:
Chubb net income	$5.70	$4.95	$16.38	$13.79
Core operating income	$5.72	$4.95	$16.50	$14.27
Weighted average shares outstanding	407.9	412.6	408.9	415.4

P&C combined ratio
Loss and loss expense ratio	63.1%	64.0%	60.8%	60.9%
Policy acquisition cost ratio	17.2%	16.9%	18.0%	17.8%
Administrative expense ratio	7.4%	7.5%	8.1%	8.1%

P&C combined ratio	87.7%	88.4%	86.9%	86.8%
P&C underwriting income	$1,457	$1,305	$4,275	$3,943

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